Exhibit 5

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX WWW.FOLEY.COM CLIENT/MATTER NUMBER 111989-0104

January 30, 2017

Ulta Beauty, Inc.

1000 Remington Blvd., Suite 120

Bolingbrook, Illinois 60440

Ladies and Gentlemen:

We have acted as counsel to Ulta Beauty, Inc., a Delaware corporation (the “Company”), the successor registrant to Ulta Salon, Cosmetics & Fragrance, Inc., a Delaware corporation and the former publicly-traded parent company of the Company (“Predecessor”), in conjunction with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Amendment”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s adoption of Registration Statement No. 333-176735 (the “Registration Statement” and, after giving effect to the Amendment, the “Amended Registration Statement”) as the successor registrant to Predecessor pursuant to Rule 414 under the Securities Act.

The Amended Registration Statement relates to up to 4,750,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), that may be issued by the Company pursuant to the Amended and Restated Ulta Beauty, Inc. 2011 Incentive Award Plan (formerly the Amended and Restated Ulta Salon, Cosmetics & Fragrance, Inc. 2011 Incentive Award Plan) (the “Plan”).

In connection with our representation, we have examined: (a) the Plan and related documents; (b) the Amended Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Amended Registration Statement; (c) the Certificate of Incorporation and Bylaws of the Company; (d) the resolutions of the Company’s Board of Directors relating to the Plan and the issuance of Common Stock thereunder; and (e) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, and assuming that (a) the Amended Registration Statement and any further amendments thereto (including further post-effective amendments) will have become effective and comply with all applicable laws, (b) the Amended Registration Statement will be effective and will comply with all applicable laws at the time the shares of Common Stock are offered or issued as contemplated by the Amended Registration Statement and (c) all shares of Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Amended Registration Statement, we are of the opinion that the shares of Common Stock

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

January 30, 2017

covered by the Amended Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plan and as contemplated by the Amended Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Amendment. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP